MUTUAL TERMINATION AND RELEASE AGREEMENT

This Mutual Termination and Release Agreement (“Agreement”) is made on November 28, 2018 by and between HAWAIIAN ELECTRIC COMPANY, INC., (“Hawaiian Electric”) and IES DOWNSTREAM, LLC (“IES”), with a place of business and mailing address at 91-480 Malakole Street, Kapolei, HI 96707, (each referred to as a “party”, and collectively as the “parties”).

WHEREAS, Hawaiian Electric and Chevron Products Company (“Chevron”), as predecessor in interest to IES, entered into that certain Supply Contract for low sulfur fuel oil (“LSFO), low sulfur diesel (“Diesel”) and Mercury and Air Toxic Standards (“MATS”) Fuel made on February 18, 2016 (“Supply Contract”); and

WHEREAS, on August 15, 2016, Hawaiian Electric received notice that Chevron had assigned the Supply Contract to IES pursuant to Section 17.2 thereof; and

WHEREAS, on August 31, 2018, IES notified Hawaiian Electric of IES’s intent to amend the Supply Contract or terminate the supply of LSFO pursuant to Section 12.5(a) thereof.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.TERMINATION OF THE SUPPLY CONTRACT. Notwithstanding anything set forth in the Supply Contract, the Supply Contract shall terminate in its entirety if, on or before May 3, 2019, Hawaiian Electric provides to IES written notification of termination with a termination effective date of May 3, 2019 or earlier. Otherwise, Hawaiian Electric’s obligation to purchase LSFO from IES pursuant to the Supply Contract shall terminate effective August 31, 2019 and Hawaiian Electric’s obligation to purchase Diesel from IES pursuant to the Supply Contract shall terminate effective December 31, 2019, at which time, the Supply Contract shall terminate in its entirety and, except as explicitly provided thereunder, the parties shall have no further obligation to each other.

2.REPRESENTATIONS. The parties represent and acknowledge that no statement of fact or opinion has been made by any party, or anyone acting on behalf of the parties, to induce the execution of this Agreement, other than as expressly set forth in this Agreement, and that this Agreement is executed freely on the part of each party hereto. The parties also represent and agree that they may hereafter discover facts in addition to or different from those they now know or believe to be true with respect to the subject matters of this Agreement, but that this Agreement shall remain in effect, notwithstanding the subsequent discovery or existence of any such additional or different facts or opinions.

3.AUTHORITY. Each party represents and warrants to the other that no other person or entity has or has had any interest, right, or title in and to the claims, demands, obligations, or causes of action referred to in this Agreement. Each party has the sole right and exclusive authority to execute this Agreement; and that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement.

4.SEVERABILITY. If any provision or any part of any provision of this Agreement is for any reason held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain valid and fully enforceable.

5.NO WAIVER. The failure at any time of either party to enforce any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way construed to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every such provision.

6.PREPARATION OF AGREEMENT. The parties specifically acknowledge and agree that this Agreement has been prepared, reviewed, studied and executed without compulsion, fraud, duress or undue influence and without circumstances which would overcome the free will of the signatories, and that it is expressly made by the parties with the requisite experience and advice of independent counsel, each party acting as equals in bargaining the terms of this Agreement and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment to it.

7.APPLICABLE LAW/FORUM. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Hawaii. Each party agrees and consents that any dispute arising out of this Agreement, however defined, shall be brought in the State of Hawaii in a court of competent jurisdiction; provided, however, that Hawaiian Electric, at its option, may elect to submit any such dispute to binding arbitration pursuant to the arbitration rules of the Dispute Prevention & Resolution, Inc. then in effect, in which case the Parties agree that any alternative dispute resolution shall take place in the State of Hawaii.

8.ATTORNEY FEES & COSTS. Each party shall bear its own attorneys’ fees and costs in connection with this Agreement. However, if any party shall commence any legal or other proceedings against the other party hereto with respect to any of the terms and conditions of this Agreement, the non-prevailing party shall pay to the prevailing party all expenses of said proceedings, including reasonable attorneys’ fees and costs.

9.ENTIRE AGREEMENT. Except as otherwise set forth herein, this Agreement contains the entire agreement between the parties with respect to the matters set forth herein and supersedes and replaces any and all prior or contemporaneous agreements or understandings, written or oral, with regard to the matters set forth in it. This Agreement may be amended or modified in whole or in part at any time only by an agreement in writing executed by all of the parties hereto.

10.BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective officers, directors, shareholders, employees, agents,

representatives, partners, predecessors, successors, assigns, divisions, subdivisions, parent companies, subsidiaries, affiliates, insurers, indemnitors, legal representatives, and related entities.

11.HEADINGS. The headings of paragraphs and sections in this Agreement are included for convenience only and shall not be considered by either party in construing the meaning of this Agreement.

12.COOPERATION. The parties agree to work cooperatively with one another to carry out the intent of this Agreement.

13.COUNTERPARTS. The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument binding all parties notwithstanding that all of the Parties are not signatories to the same counterparts. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document. This Agreement may also be executed by exchange of executed copies via facsimile or other electronic means, such as PDF, in which case, but not as a condition to the validity of the Agreement, each Party shall subsequently send the other party by mail the original executed copy. A party’s signature transmitted by facsimile or similar electronic means shall be considered an “original” signature for purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized representatives of each as of the date indicated.

HAWAIIAN ELECTRIC COMPANY, INC.
(“Hawaiian Electric”)

By:	/s/ Robert C. Isler
Name:	Robert C. Isler
Title:	Vice President, Power Supply
Date:	11/29/2018

IES DOWNSTREAM, LLC
(“IES”)

By:	/s/ Timothy J. Parker
Name:	Timothy J. Parker
Title:	Vice President & General Counsel
Date:	12/10/2018